UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐     Preliminary Proxy Statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐     Definitive Proxy Statement

☒     Definitive Additional Materials

☐     Soliciting Material Under Rule 14a-12

PARKS! AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

FOCUSED COMPOUNDING FUND, LP

FOCUSED COMPOUNDING CAPITAL MANAGEMENT, LLC

ANDREW KUHN
GEOFF GANNON
JACOB MCDONOUGH

RALPH MOLINA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐     Fee paid previously with preliminary materials

☐     Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 17, 2024, Focused Compounding Fund, LP (“Focused Compounding”) mailed a letter pertaining to the upcoming annual meeting of Parks! America, Inc. (the “Company”), currently scheduled for June 6, 2024 at 10:00 a.m. Eastern Time, for which Focused Compounding has nominated four (4) director-nominees for election to the Company’s board of directors. The letter was mailed to the Company’s shareholders with a copy of the operating plan filed as additional soliciting materials on May 8, 2024. Such letter is reproduced below:

To our fellow shareholder of Parks! America:

Focused Compounding is a private investment fund and the largest shareholder of Parks! America, Inc. (“Parks! America” or the “Company”), owning approximately 38.44% of the issued and outstanding shares. We have been a significant shareholder of Parks! America for over four years, and like you have been frustrated by the Company’s continued poor performance.

As you probably know, the incumbent Board of Directors of Parks! America has finally scheduled an annual meeting of shareholders to be held on June 6, 2024 at 10:00 a.m. Eastern Time. This will be the first annual meeting the Board of Directors will have scheduled for the Company in fourteen (14) years. We think it is about time!

Parks! finally agreed to hold a shareholders’ meeting, doing so only after Focused Compounding publicly pressured the Company through public statements and demanded that a special meeting of shareholders be held, and now the incumbent Board is desperately trying to stay in control. In its efforts to retain control, the incumbent Board has freely spent shareholders’ money to issue many, non-stop shareholder communications, which alternate between criticism of Focused Compounding and attempting to blame others for the Board’s and management’s prior failures.

Our sole goal for all of us, as Company shareholders, is to increase the value of our investment in Parks! America, whether through better performance, the sale of underperforming assets, a return of capital to shareholders, or if there is an opportunity that makes sense, potentially the sale of the Company.

We believe that management and the incumbent Board, led by its Chairman Charles Kohnen, have consistently failed to take actions that would optimize the value of the Company, instead blaming others for their own failures. We are aware of some recent actions that signal small steps in the right direction, such as finally calling an Annual Meeting, converting from certificated to electronic shares, and holding earnings calls. We question, however, the timing of these recent actions, which we believe may have more do to with our recent actions rather than with any true change in the incumbent Board’s intentions.

We are soliciting proxies for the election of our four nominees to the Board at the Annual Meeting. If all are elected, our nominees will constitute a new majority of the Board. We have announced our Operating Plan for Parks! America, focusing on:

•	Return of Capital

•	Improved Investor Relations

•	Division of Capital Allocation and Park Operating Responsibilities

•	Improved Incentivization for Employees

If elected, our nominees will work with any other members of the Company’s Board to implement the Operating Plan, subject to their fiduciary duties. The full Operating Plan is attached to this letter.

We urge you to carefully review and consider the Operating Plan. If you agree with Focused Compounding that the implementation of this Operating Plan will increase the value of our collective investments in Parks!, then we urge you to vote your shares in favor of our nominees. Sincerely,

Andrew Kuhn

Focused Compounding

Contact:

Andrew Kuhn (469) 207-5844 andrew@focusedcompounding.com

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of the Focused Compounding Group’s proxy materials, please contact InvestorCom at the address, phone numbers, or e-mail address listed below.

InvestorCom

 19 Old Kings Highway S.
Suite 130

 Darien, CT 06820

Shareholders may call toll-free: (877) 972-0090

Banks and brokers call: (203) 972-9300

E-mail: Proxy@investor-com.com

Additional Information and Certain Information Regarding the Participants

On May 7, 2024, Focused Compounding Fund, LP (“Focused Compounding”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the 2024 annual meeting of Parks! America, Inc. (“Parks!”), which is currently scheduled to be held virtually on June 6, 2024 at 10:00 a.m. Eastern Time.

FOCUSED COMPOUNDING STRONGLY ADVISES ALL SHAREHOLDERS OF PARKS! TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, FOCUSED COMPOUNDING WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO FOCUSED COMPOUNDING’S PROXY SOLICITOR, INVESTORCOM, AT 19 OLD KINGS HIGHWAY S., SUITE 130 DARIEN, CT 06820, PROXY@INVESTOR-COM.COM. SHAREHOLDERS MAY CALL TOLL-FREE: (877) 972-0090. BANKS AND BROKERS CALL: (203) 972-9300.